Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-248209) and Form S-8 (No. 033-65023, No. 333-18423, No. 333-18429, No. 333-18437, No. 333-77411, No. 333-88049, No. 333-30454, No. 333-30448, No. 333-53562, No. 333-100867, No. 333-120314, No. 333-124774, No. 333-142727, No. 333-154705, No. 333-170348, No. 333-193782, No. 333-214474, No. 333-222177 and No. 333-249824) of Kennametal Inc. of our report dated August 10, 2022 relating to the financial statements and financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
August 10, 2022